EXHIBIT 10.1
February 19, 2008
PERSONAL & CONFIDENTIAL
Mr. Mike Tattersfield
9016 Tartan Fields Drive
Dublin, Ohio 43017
Dear Mike:

Re:	Cessation of Employment with lululemon athletica inc.
This will confirm our mutual agreement to end your employment relationship with lululemon athletica inc. (the “Company”) on the following terms and conditions:
1.	You will resign from your employment with the Company effective immediately. Your last day of work will be April 4, 2008.

2.	Upon your direction, you will either continue to receive your regular salary of $392,111.00 CDN in regular, bi-weekly instalments for a twelve (12) month period commencing April 5, 2008 or receive your regular salary as a lump sum payment on April 5, 2009. You will continue to be eligible to participate in the tax equalization program not to exceed $35,000.00 USD for the twelve (12) month period commencing April 5, 2008.

3.	The Company will provide for the cost of family medical benefits coverage, under a mutually agreed to medical insurance provider, for a twelve (12) month period commencing April 5, 2008.

4.	In return for the consideration outlined at paragraphs 1 - 3 above, you will execute the Full and Final Release attached hereto as Schedule “A”, including the Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation provisions.
Mike, we thank you for your service to lululemon athletica inc. and wish you the best of luck in your future endeavours.
Yours very truly,
lululemon athletica inc.
Per:
/s/ John E. Currie
John E. Currie
Chief Financial Officer

SCHEDULE “A”
FULL AND FINAL RELEASE
This full and final release (the “Release”) is made and entered into as of this 19th day of February, 2008 between lululemon athletica inc. (the “Company”) and Mike Tattersfield (the “Executive”).
     WHEREAS the Company and the Executive wish to agree to a mutually beneficial course of conduct and communication regarding the Executive’s employment with the Company and the cessation of said employment (the “Separation”) as outlined in the letter dated February 19, 2008 to which this Release is attached as Schedule “A” (the “Separation Agreement”); and
     THEREFORE IN ACCORDANCE WITH the letter of employment between the Company and the Executive dated October 4, 2006 (the “Employment Agreement”) and the terms and conditions of employment set out therein;
     AND IN CONSIDERATION OF the payment of good and valuable consideration by the Company to the Executive as set out in the Separation Agreement, the receipt and sufficiency of which is hereby acknowledged, the Executive covenants, warrants and agrees as follows:
RELEASE
1.	The Executive has read, understood and having had a reasonable opportunity to seek legal advice, voluntarily accepts the terms of settlement referred to in the Separation Agreement in full and final satisfaction and settlement of all claims or demands that he might have, contractual, statutory or otherwise, against the Company and its related or affiliated companies, their successors and assigns, and their respective directors, officers, shareholders and employees, arising out of the Executive’s employment or the Separation, including any and all claims which the Executive may have under the Human Rights Code (British Columbia), under the Employment Standards Act (British Columbia), for pay instead of notice, severance pay, wages, overtime pay, vacation pay and any other payments which are included in the terms of settlement referred to in the Separation Agreement and under any benefit plans in which the Executive participated during his employment.
CONFIDENTIALITY
2.	For the purposes of this Release, “Confidential Information” means information disclosed to or known by the Executive as a consequence of or through his employment with the Company and not otherwise known in the industry in which the Company is engaged, about the Company’s products, operations, research, processes or services, including information relating to research, development, inventions, copyrights, patents, licences, manufacture, production, purchasing, accounting, financing, engineering, marketing, merchandising and selling, or about any of the Company’s customers, suppliers, vendors or business affiliates, and includes the terms of the settlement between the parties relating to the Separation.

3.	The Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for his own benefit or the benefit of any other person or entity. The Executive will take all necessary precautions against unauthorized disclosure of the Confidential Information.

4.	If the Executive is requested or ordered by law to disclose any Confidential Information, he will advise the Company forthwith of such request or order and provide to the Company all information concerning such request or order and the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.

5.	The Executive agrees that all documents, records, notebooks, computer disks and similar repositories of or containing Confidential Information, including all copies thereof, in the Executive’s control or possession, whether prepared by him or others, have been returned to or left with the Company.
NON-DISPARAGEMENT
6.	The Executive undertakes and covenants that he will permanently refrain from directly or indirectly disclosing, expressing, publishing or broadcasting, or causing to be disclosed, expressed, published or broadcast, or otherwise disseminated or distributed in any manner, in his own name, anonymously, by pseudonym or by a third party, to any person whatsoever, any comments, statements or other communications (the “Statements”), which a reasonable person would regard as reflecting adversely on the character, reputation or goodwill of the Company or its employees, officers, directors, investors, shareholders or agents, or which a reasonable person would regard as reflecting adversely on their publications, products, or services, and without limiting the generality of the foregoing, such Statements shall not be made by means of oral communications, press releases, articles, letters, telephone calls, telephone messages, e-mail messages, or in postings on the Internet on websites, or to newsgroups or to listservers.
NON-COMPETITION AND NON-SOLICITATION
7.	For the purposes of this Release, “Competing Business” means:
(a)	the design, manufacture or distribution of active lifestyle apparel and accessories (including, without limitation, yoga and other athletic apparel and accessories); and

(b)	any other business activity the same as or in direct competition with business activities carried on or being definitively planned by the Company or its affiliates as of the date of the Separation.
8.	The Executive covenants that for a period of twelve (12) months following the Separation, the Executive will not do any of the following, directly or indirectly, whether individually or in conjunction with any other person or entity:
(a)	engage or participate in any Competing Business in the United States or Canada;

(b)	become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold the outstanding securities of any class of any publicly-traded securities of any company;

(c)	influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or its affiliates; or

(d)	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or its affiliates within the preceding twelve (12) months.
REASONABLENESS OF OBLIGATIONS
9.	The Executive confirms that the obligations in paragraphs 7 and 8 above are reasonably necessary for the protection of the Company and its shareholders and, given the Executive’s knowledge and experience, will not prevent the Executive from being gainfully employed following the Separation.
MISCELLANEOUS
10.	If any provision, or any part thereof, of this Release is declared excessively broad, it will be construed so as to afford the Company the maximum protection permissible by law.

11.	The Executive has read and understood this Release and has had a reasonable opportunity to obtain independent legal advice prior to signing it.

12.	This Release will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.
IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
	)	/s/ Mike Tattersfield	(s)
Witness	)	Mike Tattersfield

lululemon athletica inc.

Witness	Per:	/s/ John Currie
John Currie, Chief Financial Officer